SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
Dated August 15, 2019 between
LISTED FUNDS TRUST
and
LIQUID STRATEGIES, LLC

The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate
Overlay Shares Large Cap Equity ETF	0.75%
Overlay Shares Small Cap Equity ETF	0.75%
Overlay Shares Foreign Equity ETF	0.75%
Overlay Shares Core Bond Equity ETF	0.75%
Overlay Shares Municipal Bond Equity ETF	0.75%
Overlay Shares Hedged Large Cap Equity ETF	0.75%
Overlay Shares Short Term Bond ETF	0.75%

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of January 4, 2021.

LISTED FUNDS TRUST, on behalf of each Fund listed on this Schedule A

By:	/s/ Kent Barnes
Name:	Kent P. Barnes
Title:	Secretary

LIQUID STRATEGIES, LLC

By:	/s/ G. Brad Ball
Name:	G. Brad Ball
Title:	Chief Executive Officer